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                                                                       Exhibit 5

                     [Letterhead of Howard, Darby & Levin]



                                                                   March 7, 1997


Cross-Continent Auto Retailers, Inc.
1201 South Taylor Street
Amarillo, Texas  79101

Dear Sirs:

     In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 1,380,000 shares of common stock, par value $.0l per share (the "Plan Shares"), of Cross-Continent Auto Retailers, Inc., a Delaware corporation (the "Company"), issuable by the Company upon the exercise of stock options granted or to be granted pursuant to the Company's Amended and Restated 1996 Stock Option Plan (the "Plan") and 130,308 shares of common stock, par value $.01 per share (the "Agreement Shares" and, together with the Plan Shares, the "Shares"), of the Company issuable by the Company upon the exercise of stock options granted pursuant to a Stock Option Agreement dated December 23, 1996 between the Company and Ezra P. Mager (the "Agreement"), we have reviewed such corporate records, certificates and other documents, and such questions of law, as we have deemed necessary or appropriate for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that when the registration statement on Form S-8 in respect of the Shares has become effective under the Act and the Plan Shares or the Agreement Shares have been duly issued upon the exercise of stock options pursuant to the Plan or the Agreement, respectively, and assuming compliance with the Act, the Plan Shares or the
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Agreement Shares, as the case may be, will be duly and validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                        Very truly yours,

                                        /s/ Howard, Darby & Levin